Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

November 18, 2009

GeoMet Inc.

909 Fannin Street

Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (including any amendments thereto) to be filed by GeoMet, Inc. with the United States Securities and Exchange Commission on or about November 18, 2009 of the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of references to our “Appraisal Report on Proved Reserves as of December 31, 2006 on Certain Properties Owned by GeoMet, Inc.,” “Appraisal Report as of December 31, 2007 on Certain Properties Owned by GeoMet, Inc. Proved Reserves,” “Appraisal Report as of December 31, 2008 on Certain Properties owned by GeoMet, Inc. Proved and Probable Reserves,” and our Audit letter dated November 5, 2009 which report appears in the September 30, 2009 quarterly report on Form 10-Q of GeoMet, Inc.

Very truly yours,

/s/ DEGOLYER AND MACNAUGHTON
DEGOLYER AND MACNAUGHTON Texas Registered Engineering Firm F-716